Exhibit 23.1

                          Independent Auditors' Consent



We consent to the use of our report dated March 15, 2002 (except for Note 12 as to which the date is September 2, 2002) on the consolidated financial statements of Sun Network Group, Inc. and Subsidiary as of December 31, 2001, 2000 and 1999 included herein on the registration statement of Sun Network Group, Inc on Form SB-2, as amended, and to the reference to our firm under the heading "Experts" in the prospectus.

Our report dated March 15, 2002 (except for Note 12 as to which the date is September 2, 2002) contains an explanatory paragraph that states that the Company has suffered operating losses, has an accumulated deficit, has cash used in operations and has a working capital deficiency, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.


SALBERG & COMPANY, P.A.
Boca Raton, Florida
November 7, 2002